Exhibit 99.1

August 3, 2023

Encision Reports First Quarter Fiscal Year 2024 Results

Boulder, Colorado, August 3, 2023 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal 2024 first quarter that ended June 30, 2023.

The Company posted quarterly product net revenue of $1.61 million and service net revenue of $40 thousand, or total net revenue of $1.65 million for a quarterly net loss of $140 thousand, or $(0.01) per diluted share. These results compare to product net revenue of $1.70 million and service net revenue of $458 thousand, or total net revenue of $2.15 million for a quarterly net income of $265 thousand, or $0.02 per diluted share, in the year-ago quarter. Gross margin on product net revenue was 52% in the fiscal 2024 first quarter and 49% in the fiscal 2023 first quarter. Gross margin increased in the current year’s first quarter compared to last year’s first quarter due principally to higher operating efficiencies and increased selling prices.

“The fiscal 2024 first quarter presented significant challenges for Encision and for the medical device market in general,” said Gregory Trudel, President and CEO of Encision Inc. “The demand for surgical procedures was diminished during the pandemic period and its rebound has been a slow process. The market has seen a number of positive indicators for an increase in demand and Encision continues to drive toward them. The service revenue that we were able to drive in the previous year was very helpful and we are working to recreate that revenue stream with new partners and opportunities to collaborate on our foundational technologies.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended
	June 30, 2023	June 30, 2022
Product revenue	$1,613	$1,696
Service revenue	40	458
Total revenue	1,653	2,154
		—
Product cost of revenue	770	870
Service cost of revenue	20
Total cost of revenue	790	870

Gross profit	863	1,284
Operating expenses:
Sales and marketing	433	503
General and administrative	389	344
Research and development	169	170
Total operating expenses	991	1,017
Operating (loss) income	(128)	267
Interest expense, extinguishment of debt income and other income, net	(12)	(2)
(Loss) income before provision for income taxes	(140)	265
Provision for income taxes	—	—
Net (loss) income	$(140)	$265
Net (loss) income per share—basic and diluted	$(0.01)	$0.02
Weighted average number of basic shares	11,770	11,720
Weighted average number of diluted shares	11,770	12,021

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	June 30, 2023	March 31, 2023
ASSETS
Cash	$131	$189
Accounts receivable, net	912	921
Inventories, net	1,867	1,899
Prepaid expenses	86	116
Total current assets	2,996	3,125
Equipment, net	287	303
Right of use asset	421	496
Patents, net	157	163
Other assets	54	47
Total assets	$3,915	$4,134
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$277	$253
Secured notes	45	44
Line of credit	179	177
Accrued compensation	219	218
Other accrued liabilities	66	85
Accrued lease liability	332	354
Total current liabilities	1,118	1,131
Secured notes	256	268
Accrued lease liability	174	240
Total liabilities	1,548	1,639
Common stock and additional paid-in capital	24,361	24,348
Accumulated (deficit)	(21,994)	(21,853)
Total shareholders’ equity	2,367	2,495
Total liabilities and shareholders’ equity	$3,915	$4,134

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Three Months Ended
	June 30, 2023	June 30, 2022
Operating activities:
Net (loss) income	$(140)	$265
Adjustments to reconcile net (loss) income to cash (used in) operating activities:
Depreciation and amortization	22	20
Share-based compensation expense	13	12
Provision for (recovery from) inventory obsolescence, net	9	(1)
Changes in operating assets and liabilities:
Right of use asset, net	(12)	(8)
Accounts receivable	8	27
Inventories	23	(214)
Prepaid expenses and other assets	24	11
Accounts payable	24	(188)
Accrued compensation and other accrued liabilities	(17)	20
Net cash (used in) provided by operating activities	(46)	(56)

Investing activities:
Acquisition of property and equipment	—	(58)
Patent costs	(1)	(5)
Net cash (used in) investing activities	(1)	(63)

Financing activities:
(Paydown of) secured notes	(11)	(3)
Net cash provided by (used in) financing activities	(11)	(3)

Net (decrease) in cash	(58)	$(122)
Cash, beginning of period	189	$950
Cash, end of period	$131	$828